INVESTMENT LETTER

                      SELIGMAN NEW TECHNOLOGIES FUND, INC.


Seligman New Technologies Fund, Inc. (the "Fund"), a closed-end non-diversified management investment company, and Seligman Advisors, Inc. ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 4,124 shares of Capital Stock (par value $.001) of the Fund at a price of $24.25 per share (the "Shares") as of the close of business on June 16, 1999. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,007.00 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 16th day of June, 1999.


SELIGMAN NEW TECHNOLOGIES FUND, INC.


By:  /s/ Lawrence P. Vogel
   --------------------------------
Name:   Lawrence P. Vogel
Title:  Vice President


SELIGMAN ADVISORS, INC.


By:  /s/ Stephen J. Hodgdon
   --------------------------------
Name:   Stephen J. Hodgdon
Title:  President